Exhibit 23.2

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of ARM Holdings plc of our report dated March 10, 2004 relating to the financial statements of ARM Holdings plc, which appears in ARM Holdings plc’s Annual Report on Form 20-F for the year ended December 31, 2003.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

Cambridge, United Kingdom

December 23, 2004